SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                      ____________________

                            FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): MARCH 16, 1999

                       ___________________

                         JMC GROUP, INC.
       (Exact name of registrant as specified in charter)


      DELAWARE               0-12926                95-2627415
(State of other jurisdiction(Commission File     (I.R.S. Employer
incorporation or organization)Number)          Identification No.)

   9710 SCRANTON ROAD, SUITE 100, SAN DIEGO, CALIFORNIA 92121
 (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:  619-450-0055
Item 5.  Other Events.

     On March 16, 1999, the Registrant was informed by The Nasdaq Stock Market that the Company's Common Stock will be listed on the Nasdaq SmallCap Market via an exception from the minimum bid price requirements effective March 18, 1999 at the opening of the market. For the duration of the exception, the Company's Nasdaq symbol will be JMCGC.

The Company failed to meet the continued listing requirement for the NMS as of December 16, 1998 and was granted a temporary exception from this standard subject to JMCG meeting certain conditions. On or before May 7, 1999, the Company must demonstrate a closing bid price of at least $1.00 per share; thereafter, the Company's closing bid price must meet or exceed $1.00 per share for a minimum of ten consecutive trading days. The exception will expire on May 21, 1999. In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on the Nasdaq SmallCap Market. If the Company remains in compliance throughout the expiration date of the exception, the symbol will be returned to JMCG.

The Company previously announced that it would seek stockholder approval at the May 3, 1999 Annual Meeting of stockholders of a one-for-two reverse split of its Common Stock to effectively reduce the number of shares issued and outstanding to approximately 3,083,225 shares. The Company believes that this action may result in an increase of the bid price for the Company's Common Stock to over $1.00, which is Nasdaq's stated minimum bid price for shares on the SCM. However, there can be no assurance that the bid price for the Common Stock will be increased to over $1.00 or that the Company will otherwise be able to maintain listing on the SCM. If delisted from the Nasdaq SmallCap Market, the Company's Common Stock would be traded on the Over-the-Counter Bulletin Board.

A copy of the press release concerning this announcement and a copy of the letter from the Nasdaq Stock Market notifying the Company of its ruling are attached as exhibits to this Report and are hereby incorporated by reference.

Item 7.  Financial Statements and Exhibits.

     The Following exhibits are filed herewith:

     Exhibit 28.1   March 17, 1999 Press Release
     Exhibit  28.2   March 16, 1999 Letter from Nasdaq Stock Market.

                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                         JMC GROUP, INC.

Dated:  March 17, 1999        By:  /s/  James K. Mitchell
                              James K. Mitchell
                              Chairman, President &
                              Chief Executive Officer